Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
------------------------
PCAOB REGISTERED

August 11, 2009

U. S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:   Consolidation Services, Inc.

Dear Sirs:

We were previously the principal auditors for Consolidation Services, Inc. and we reported on the financial statements of Consolidation Services, Inc. for the period from inception, January 26, 2007 to June 30, 2009.  We have read Consolidation Services, Inc.'s statements under Item 4 of its Form 8-K, dated August 11, 2009, and we agree with such statements.

For the most recent fiscal period through to August 7, 2009, the date of our dismissal, there have been no disagreements between Consolidation Services, Inc. and Moore & Associates, Chtd. on any matter  of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501